Exhibit No. 99.1

Regis Corporation Announces Appointment of William “Bill” Charters as Independent Director

Appointment Adds Perspective from One of the Company’s Largest Individual Shareholders with Extensive Investment and Financial Experience

MINNEAPOLIS, April 15, 2026 — Regis Corporation (Nasdaq: RGS), a leading franchisor of haircare salons, today announced the appointment of William “Bill” Charters as an independent member of its Board of Directors, effective April 24, 2026.

Mr. Charters brings extensive experience as a public markets investor and financial strategist, with a background in corporate credit, restructurings, and complex transaction execution. His expertise includes evaluating capital structures, advising on corporate strategy, and analyzing franchise-based business models.

Susan Lintonsmith, President and Chief Executive Officer, commented, “We are pleased to welcome Bill to the Board. His perspective as a significant shareholder, combined with his deep experience in capital markets and complex business analysis, will be highly valuable as we continue executing our transformation strategy and evaluating opportunities to enhance long-term shareholder value.”

A CFA charterholder, Mr. Charters began his career in corporate credit and restructurings at Bank of America. He later became a partner at Botti Brown Asset Management, a multi-billion-dollar hedge fund, and went on to found his own investment firm, Sabal Capital Management. He also served as Managing Director at BRC Group Holdings (formerly B. Riley Financial). His experience includes capital allocation across the capital structure, structuring large and complex transactions, franchise-related due diligence, and strategic investment decisions. As one of the largest individual shareholders of Regis, he brings strong alignment with the company’s long-term growth objectives, along with deep expertise in evaluating operational performance and financing alternatives within franchise systems.

Bill Charters commented, “I am excited to join the Regis Board. The company has made meaningful progress strengthening its operational and financial foundation, and I see clear opportunities to build on this momentum. I look forward to working with the Board and management team to further enhance performance, improve unit-level economics, and drive long-term shareholder value.”

With this appointment, the Board of Directors of Regis Corporation now consists of seven directors, six of whom are independent.

About Regis Corporation
Regis Corporation (NasdaqGM:RGS) is a leader in the haircare industry. As of December 31, 2025, the Company franchised or owned 3,829 locations. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. For additional information about the Company, please visit the Investor Relations section of the corporate website at www.regiscorp.com.

CONTACT: REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com

HAYDEN IR:
James Carbonara
James@haydenir.com
(646) 755-7412

Brett Maas
brett@haydenir.com
(646) 536-7331